Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the Class A Ordinary Shares, nominal value €0.12 per share, of Wallbox N.V., a Dutch limited liability company (naamloze vennootschap). This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of August 5, 2024.

GENERAC POWER SYSTEMS, INC.

By:	/s/ Raj Kanuru
Name: Raj Kanuru
Title: Executive Vice President, General Counsel & Secretary

GENERAC HOLDINGS INC.

By:	/s/ Raj Kanuru
Name: Raj Kanuru
Title: Executive Vice President, General Counsel & Secretary